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                                                                    Exhibit 99.1


                     [LETTERHEAD OF NEUBERGER BERMAN INC.]

CONTACT:
Robert Matza                                          Margaret Towers
Neuberger Berman                                      TowersGroup
212-476-9808                                          212-354-5020



              NEUBERGER BERMAN TO ACQUIRE PRIVATE ASSET MANAGEMENT

                     BUSINESS FROM DELTA CAPITAL MANAGEMENT

                        ---------------------------------

         Francis L. Fraenkel and Peter K. Loeb To Join Neuberger Berman

                    As Managing Directors and Money Managers


NEW YORK, NY, October 31, 2000...Neuberger Berman (NYSE: NEU) announced it intends to acquire the approximately $550 million private asset management business of Delta Capital Management LLC. Francis L. Fraenkel and Peter K. Loeb, who manage private assets at Delta, will join Neuberger Berman as Managing Directors and will serve as money managers in Neuberger Berman's Private Asset Management Group. The transaction is expected to close prior to year-end. Terms were not disclosed and the agreement is subject to certain conditions.

Delta Capital Management's institutional business, managed by William Coughlin, will not be included in the acquisition by Neuberger Berman and will operate independently.

Messrs. Loeb and Fraenkel have worked together since the 1970s when they were partners of the investment firm Loeb Rhoades. In 1992, Mr. Fraenkel founded Delta Capital with Lida B. Greenberg and serves as the firm's Managing Partner. Mr. Loeb is a principal of Delta Capital. Both Messrs. Fraenkel and Loeb specialize in the large cap growth style of management. Following the acquisition, Ms. Greenberg will become a consultant to Neuberger Berman.

                                     (MORE)


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NEUBERGER BERMAN TO ACQUIRE.../PAGE 2

"We're delighted that these well-regarded professionals have joined our firm as money managers," said Heidi L. Schneider, Executive Vice President of Neuberger Berman and head of the Private Asset Management Group. "They have extensive investment experience and a loyal client following." Ms. Schneider noted that their addition to the Private Asset Management Group is in keeping with Neuberger Berman's commitment to bringing on proven investment teams as part of Neuberger Berman's growth strategy. She added that Neuberger Berman will continue to seek acquisitions like this one.

"Neuberger Berman's reputation as a premier provider of investment advisory services will be highly attractive to our clients. Further, Neuberger Berman's advanced technological services, independent research and trust capabilities will enable us to better serve our clients. At Neuberger Berman, we'll be able to focus on what we do best -- managing clients' assets," said Mr. Fraenkel.

"We've long been admirers of Neuberger Berman," added Mr. Loeb. "We're very pleased that we can put our skills and experience to work there."

Neuberger Berman is an investment advisory company that has provided clients with a broad range of investment products, services and strategies for more than 60 years. Neuberger Berman engages in private asset management, estate planning and trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com. Neuberger Berman is headquartered in New York with offices in major cities throughout the United States.

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